Exhibit N.1
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated January 30, 2006, except for Note 16, as to which the date is March 6, 2006 in the Registration Statement (Form N-2 No. 333-136918) of Hercules Technology Growth Capital, Inc. which is incorporated by reference in this Registration Statement on Form N-2 for the registration of 1,046,630 shares of its common stock.
/s/ Ernst & Young LLP
San Francisco, California
November 28, 2006